As filed with the Securities and Exchange Commission on July 30, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIT Mining Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands		Not Applicable
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

Units 813&815, Level 8, Core F, Cyberport 3 100 Cyberport Road Hong Kong +852 2596-3098

(Address and telephone number of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168, U.S.A.
+1 800- 221-0102

(Name, address and telephone

number of agent for service)

Copies to:

Richard C. Blake Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 +1 650-493-9300	Weiheng Chen Wilson Sonsini Goodrich & Rosati Suite 1509, 15/F Jardine House 1 Connaught Place Central Hong Kong +852 3972-4955

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount To Be Registered(2)	Proposed Maximum Offering Price per Unit or Share			Proposed Maximum Aggregate Offering Price(2)			Amount of Registration Fee
Primary Offering:
Class A ordinary shares, par value US$0.00005 per share(3)
Preferred shares
Debt Securities
Warrants
Units
Total Primary Offering	—	US$	—		US$	250,000,000	(4)	US$	27,275.00	(4)
Secondary Offering:
Class A ordinary shares, par value US$0.00005 per share (3)	204,840,000	US$	0.481	(5)	US$	98,528,040	(5)	US$	10,749.41	(5)
Total					US$	348,528,040		US$	38,024.41

(1)	Includes (i) securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (ii) securities that may be purchased by the underwriters pursuant to an over-allotment option. These securities are not being registered for the purposes of sales outside of the United States. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividends or similar transactions.

(2)	With respect to the primary offering, an indeterminate amount or number of the securities of each identified class described in this registration statement is being registered as may from time to time be issued by the registrant at indeterminate prices in U.S. dollars, and subject to Rule 462(b) under the Securities Act, in no event will the aggregate maximum offering price of all securities sold by the registrant pursuant to this registration statement exceed US$250,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

(3)	Includes Class A ordinary shares represented by American Depositary Shares, or ADSs. Each ADS represents the right to receive 10 Class A ordinary shares. The ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-192259).

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and reflects the maximum offering price of securities registered hereunder in the primary offering. The proposed maximum aggregate offering price of each class of securities offered by the registrant will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and reflects the maximum offering price of securities registered hereunder in the secondary offering. In accordance with Rule 457(c), the proposed maximum offering price per share shown is the average of the high and low trading prices of the ADSs on the New York Stock Exchange on July 28, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated July 30, 2021

BIT Mining Limited

US$250,000,000

Class A Ordinary Shares

Preferred Shares
Debt Securities
Warrants

Units

and

Up to 204,840,000 Class A ordinary shares offered by the selling shareholders

We may from time to time in one or more offerings offer and sell Class A ordinary shares, including Class A ordinary shares represented by American Depositary Shares, or ADSs, preferred shares, debt securities, warrants, either individually or as units composed of one or more of the other securities, of an aggregate offering price of up to US$250,000,000. The selling shareholders identified in this prospectus may also offer and sell up to an aggregate of 204,840,000 Class A ordinary shares, represented by up to 20,484,000 ADSs. We will not receive any proceeds from the sale of Class A ordinary shares by the selling shareholders.

The ADSs are listed on The New York Stock Exchange under the symbol “BTCM.” The last reported sale price of the ADSs on July 29, 2021 was US$4.87 per ADS.

Each time we or any selling shareholder sells these securities, we or such selling shareholder will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of these securities.

We or the selling shareholders may offer and sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ordinary shares consist of Class A ordinary shares, Class A preference shares, and Class B ordinary shares. Each Class A ordinary share is entitled to one vote, each Class A preference share is entitled to 10,000 votes, and each Class B ordinary share is entitled to 10 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, each of such Class B ordinary shares shall be automatically and immediately converted into one Class A ordinary share. All 65,000 Class A preference shares are held by Good Luck Information Technology Co., Limited, or Good Luck Information, an entity controlled by Mr. Man San Vincent Law, our founder and executive director. The Class A preference shares are not entitled to receive dividends and cannot be converted into Class A ordinary shares, Class B ordinary shares, or ADSs. Upon any transfer of Class A preference shares by Good Luck Information to any person or entity which is not its affiliate, or when Good Luck ceases to be controlled by any person holding executive office in or being a member of our board of director, the Class A preference shares shall cease to have any voting right. If Mr. Man San Vincent Law ceases to serve as our director, we shall be entitled to redeem all of the Class A preference shares at US$1.0 per share. See “Description of Share Capital.”

Investing in these securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in these securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2021

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“ADSs” refers to American depositary shares, each of which represents 10 Class A ordinary shares;

•	“Bit Mining,” “we,” “us,” “our company” or “our” refers to BIT Mining Limited, formerly known as 500.com Limited, its predecessor, its subsidiaries and its consolidated affiliated entities;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus only, Taiwan, Hong Kong and Macau;

•	“Renminbi” or “RMB” refers to the legal currency of China;

•	“U.S. GAAP” refers to generally accepted accounting principles in the United States; and

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States.

This prospectus is part of a registration statement on Form F-3 that we have filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process permitted under the Securities Act. By using a shelf registration statement, we or the selling shareholders identified in this prospectus may sell any of the securities to the extent permitted in this prospectus and the applicable prospectus supplement, from time to time in one or more offerings on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we or any selling shareholder sells the securities, we or such selling shareholder will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither we nor any selling shareholder identified in this prospectus has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We or the selling shareholders will not make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on April 14, 2021;

•	our current reports on Form 6-K furnished with the SEC on May 10, 2021, July 16, 2021 and July 30, 2021;

•	the description of the securities contained in our registration statement on Form 8-A filed with the SEC on November 18, 2013 (File No. 001-36206) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC, including prior to the effectiveness of the registration statement, and until the termination or completion of the offering by means of this prospectus.

Our annual report for the fiscal year ended December 31, 2020 filed with the SEC on April 14, 2021 contains a description of our business and audited consolidated financial statements with a report by our independent auditor. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Units 813&815, Level 8, Core F, Cyberport 3

100 Cyberport Road

Hong Kong

+852 2596-3098

You should rely only on the information that we incorporate by reference or provide in this prospectus. Neither we nor any selling shareholder has authorized anyone to provide you with different information. Neither we nor any selling shareholder will make any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly the sections entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•	our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time;

•	developments in, or changes to, laws, regulations, governmental policies, incentives, taxation and regulatory and policy environment affecting our operations and the cryptocurrency and blockchain industry;

•	our future business development, financial condition and results of operations;

•	expected changes in our revenues, costs or expenditures;

•	the trends in, expected growth in and market size of the cryptocurrency and blockchain industry in China and globally;

•	our ability to continue to develop new technologies and/or upgrade our existing technologies;

•	competitive environment, competitive landscape and potential competitor behavior in our industry, as well as the overall outlook in our industry;

•	our ability to attract, train and retain executives and other employees;

•	the development of the global financial and capital markets;

•	general business, political, social and economic conditions in China and the overseas markets we have business; and

•	the length and severity of the recent COVID-19 outbreak and its impact on our business and industry.

The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and any prospectus supplement, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus, prospectus supplement and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and any prospectus supplement, and the information incorporated by reference herein may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the cryptocurrency and blockchain industry in China, projections or estimates about our business and financial prospects involve significant risks and uncertainties. You should not place undue reliance on these forward-looking statements.

OUR COMPANY

We are committed to becoming a leading cryptocurrency mining enterprise in China.  We have unfurled a comprehensive approach to cryptocurrency mining since we announced our entry into the cryptocurrency industry in December 2020, following which we have entered into definitive agreements to (1) purchase cryptocurrency mining machines, (2) acquire a controlling stake in Loto Interactive Limited (HKEX: 08198) (“Loto Interactive”), (3) acquire the entire mining pool business of Bitdeer Technologies Holding Company operated under BTC.com, including the domain name BTC.com and the cryptocurrency wallet of BTC.com, and (4) acquire a 7-nanometer mining machine manufacturer.  We operate cryptocurrency mining machines for the sole purpose of mining cryptocurrencies (primarily Bitcoin and Ethereum), which we may sell for fiat currency from time to time depending on market condition and management's determination of our cash flow needs.

Prior to the voluntary suspension of our online sports lottery sales services in April 2015, we were a leading online sports lottery service provider in China.  We acted as an aggregator and processor of lottery purchase orders from our registered user and offered a comprehensive and integrated suite of online lottery services, information, user tools and virtual community venues to our users.  Due to the voluntary suspension of our online sports lottery sales services, we have continued to strive for diversification and have offered several other different lines of services, including online gaming services and financial technology services.

Recent development

We entered into a share subscription agreement in January 2021, pursuant to which we conditionally agreed to subscribe for 169,354,839 shares of Loto Interactive, at a price of HK$0.62 per share for a total consideration of approximately HK$105 million (approximately US$13.5 million) in cash. On March 31, 2021, we completed the subscription of 54.2% of Loto Interactive’s shares, and Loto Interactive became our subsidiary. Concurrently with the completion of the share subscription of Loto Interactive, Loto Interactive completed its acquisition of the remaining equity interests in its indirectly held subsidiary, Ganzi Changhe Hydropower Consumption Service Co. Ltd (“Ganzi Changhe”), for a total consideration of approximately RMB88.2 million (approximately US$13.6 million) in cash.

In February 2021, we entered into a share exchange agreement (the “Share Exchange Agreement”), with Blockchain Alliance Technologies Holding Company (“Blockchain Alliance”), pursuant to which we agreed to issue an aggregate of 44,353,435 Class A ordinary shares of our company to Blockchain Alliance at the first closing. On April 15, 2021, the we completed the first closing of its previously announced transactions contemplated by the Share Exchange Agreement, as amended, with Blockchain Alliance. In accordance with the Share Exchange Agreement, the entire mining pool business of Bitdeer Technologies Holding Company operated under BTC.com, including the domain name BTC.com and the cryptocurrency wallet of BTC.com, were transferred to us.

On June 18, 2021, we completed a cash offer to acquire all the shares in issuance of Loto Interactive other than those already owned or agreed to be acquired by us, and a cash offer for the cancellation of all options of Loto Interactive. Upon closing of such cash offers, we acquired a total of 30,642,534 shares and a total of 6,800,000 options, which will be cancelled, and our ownership in Loto Interactive increased to 59.8%.

On July 12, 2021, we entered into a securities purchase agreement with certain investors to raise US$50 million to acquire additional mining machines, build new data centers overseas, expand infrastructure, and improve working capital position. The private placement transaction was closed on July 16, 2021. For details, see “ Private Placement of Class A Ordinary Shares and Warrants”

We have previously conducted our lottery business in China through certain variable interest entities (collectively, the “lottery business-related VIEs”). We have voluntarily suspended our online sports lottery sales services in April 2015 and have transformed our business to blockchain and cryptocurrency mining business since December 2020. Recently, we have adopted the development strategy to focus on the overseas expansion of our cryptocurrency mining business. For example, in May 2021, we entered into a binding investment term sheet to invest in a cryptocurrency mining data center in Texas, the United States, and a binding investment term sheet with a Kazakhstan-based company to jointly invest in a cryptocurrency mining data center in Kazakhstan. We also delivered cryptocurrency mining machines to Kazakhstan in July 2021. On July 28, 2021, we entered into a definitive purchase agreement to acquire new bitcoin mining machines, which are expected to be shipped to Kazakhstan for deployment.

On July 23, 2021, we announced our decision to dispose of our Chinese lottery related business and we effectively terminated all of our contractual arrangements with our lottery business-related VIEs. As of the date of this prospectus, we are in the process of disposing of our lottery related business in China and completing the relevant business registration changes for unwinding the VIE structures of our lottery business-related VIEs. Upon the completion of the disposal of our lottery related business in China, the financial results of our lottery business-related VIEs will no longer be included in our consolidated financial statements.

Since March 31, 2021, we also consolidated the financial results of Zhejiang Keying Huancai Information Technology Co., Ltd. (“Zhejiang Keying”), a VIE primarily engaged in the provision of data analysis and storage services in connection with our pre-existing cryptocurrency mining operations in China, through its contractual arrangement with Loto Interactive Information Technology (Shenzhen) Co., Ltd. (“Loto Shenzhen”), which is indirectly controlled by us after the completion of our acquisition of the majority interest of Loto Interactive on March 31, 2021. On July 23, 2021, the contractual arrangement among Zhejiang Keying, the shareholders of Zhejinag Keying and Loto Shenzhen was terminated, and the shareholders of Zhejiang Keying entered into an equity transfer agreement with Loto Shenzhen to transfer all of Zhejiang Keying’s equity interests to Loto Shenzhen. The shareholders of Zhejiang Keying also executed a letter of undertaking in favor of Loto Shenzhen, and undertook to transfer all assets held by Zhejiang Keying to Loto Shenzhen in the event that the equity transfer could not be completed due to restrictions on foreign investment in or operation of blockchain and cryptocurrency mining-related business in China. As of the date of this prospectus, we are in the process of completing the relevant business registration changes for unwinding the VIE structure of Zhejiang Keying and completing the transfer of equity interests of Zhejiang Keying to Loto Shenzhen.

See “Risk Factors” in Exhibit 99.4 included in our current report on Form 6-K furnished with the SEC on July 30, 2021, for the risk factors and uncertainties relating to our disposal of lottery business-related VIEs and the unwinding of VIE arrangements with such VIEs and Zhejiang Keying, the overseas operation development and expansion, and the regulatory and policy environment affecting our blockchain and cryptocurrency mining business and China-based operations, as well as the securities offering contemplated under this registration statement.

Corporate Information

Our principal executive offices are located at Units 813&815, Level 8, Core F, Cyberport 3, 100 Cyberport Road, Hong Kong. Our telephone number at this address is +852 2596-3098 and our fax number is +852 2360-9738. Our registered office in the Cayman Islands is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our website is at ir.btc.com. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, New York 10168.

RISK FACTORS

Investing in the securities involves risk. You should carefully consider each of the risk factors and uncertainties described under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F  and “Risk Factors” in Exhibit 99.4 included in our current report on Form 6-K furnished with the SEC on July 30, 2021, both of which are incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and, if applicable, in any accompanying prospectus supplement or documents incorporated by reference before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of the securities to decline or diminish. You could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

We will not receive any proceeds from the sale of securities by the selling shareholders. We may receive up to approximately US$68.1 million in aggregate proceeds from cash exercises of the warrants based on an exercise price equivalent to US$6.81 per ADS. Any proceeds we receive from cash exercise of the warrants will be used to acquire additional mining machines, build new data centers overseas, expand infrastructure, and improve working capital position.

PRIVATE PLACEMENT OF CLASS A ORDINARY SHARES AND WARRANTS

On July 12, 2021, we entered into a securities purchase agreement with certain investors, pursuant to which we agreed to issue and sell to such investors (1) an aggregate of 100,000,000 Class A ordinary shares and (2) warrants to purchase up to an additional 100,000,000 Class A ordinary shares, at a purchase price equivalent to US$5.00 per ADS, with one warrant included in the price of each Class A ordinary share. The warrants have a term of three years, and will become exercisable six months after the date of issuance, with an exercise price equivalent to US$6.81 per ADS.

On July 16, 2021, we consummated the transaction and issued (1) 100,000,000 Class A ordinary shares and (2) warrants to purchase up to 100,000,000 Class A ordinary shares, for aggregate proceeds of US$50,000,000. Pursuant to the transaction documents, we may not effect an exercise of the warrants to the extent that, as a result of such exercise, any investor would beneficially own more than 4.99% or 9.99% of the number of Class A ordinary shares outstanding immediately after giving effect to the issuance of Class A ordinary shares issuable upon exercise of such warrants.

H.C. Wainwright & Co. (“H.C.W.”) acted as the sole placement agent for the transaction. On July 16, 2021, we issued to designees of H.C.W. warrants to purchase up to 4,840,000 Class A ordinary shares on substantially the same term as warrants issued to the investors. The investors and designees of H.C.W. are identified as the selling shareholders in this prospectus.

The private placement was conducted pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, under Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

Registration Rights

On July 12, 2021, we entered into a registration rights agreement with the investors in connection with the issuance and sale of the securities, whereby we agreed to file a registration statement with the SEC within 20 days thereafter. We are required to use best efforts to have such registration statement declared effective by the SEC within 45 days after filing (in the case of “no review” by the SEC) or 90 days after filing (in the case of “full review” by the SEC). We have agreed to pay the expenses in connection with the filing of such registration statement.

We shall use our best efforts to keep such registration statement continuously effective under the Securities Act until the earlier of (1) the date on which all Class A ordinary shares issued in the private placement and issuable upon the exercise of warrants covered by the registration statement have been sold or (2) the date on which such securities may be sold without restriction pursuant to Rule 144 of the Securities Act.

Pursuant to the terms of the registration rights agreements, we are registering (1) the 100,000,000 Class A ordinary shares and (2) the 100,000,000 Class A ordinary shares, which may be issuable upon the exercise of the warrants, in the registration statement which includes this prospectus. We are also registering the 4,840,000 Class A ordinary shares issuable upon the exercise of warrants held by designees of H.C.W.

SELLING SHAREHOLDERS

This prospectus relates to the proposed resale from time to time by the selling shareholders of up to 204,840,000 Class A ordinary shares to be represented by ADSs, consisting of (1) up to 100,000,000 Class A ordinary shares acquired by them pursuant to a securities purchase agreement dated July 12, 2021, and (2) up to 104,840,000 Class A ordinary shares issuable upon exercise of the warrants dated July 16, 2021. For details, see “Private Placement of Class A Ordinary Shares and Warrants.”

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our ordinary shares of the each of selling shareholders identified below as of the latest practicable date as indicated in the footnotes thereto. Any changed or new information given to us by each selling shareholder will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary. As of the date of this prospectus, we have 726,167,739 ordinary shares issued and outstanding, including (1) 726,102,640 Class A ordinary shares, (2) 65,000 Class A preference shares, and (3) 99 Class B ordinary shares. Unless otherwise specified, beneficial ownership is determined in accordance with the rules of the SEC. The information provided in the table below is based in part on information provided by or on behalf of the respective selling shareholder. The selling shareholders may sell less than all of the Class A ordinary shares listed in the following table.

	Ordinary Shares Beneficially Owned Before the Offering					Maximum Class A Ordinary Shares to be Offered	Ordinary Shares Beneficially Owned After the Offering
	Number of Class A ordinary shares	Number of Class A preference shares	Number of Class B ordinary shares	% of total ordinary shares**	% of aggregate voting powers**	Number	Number of Class A ordinary shares	Number of Class A preference shares	Number of Class B ordinary shares	% of total ordinary shares	% of aggregate voting powers
Selling Shareholder:
Sabby Volatility Warrant Master Fund, Ltd.(1)	40,000,000	—	—	4.8	2.9	40,000,000	—	—	—	—	—
Hudson Bay Master Fund Ltd.(2)	17,600,000	—	—	2.1	1.3	17,600,000	—	—	—	—	—
District 2 Capital Fund LP(3)	8,800,000	—	—	1.1	*	8,800,000	—	—	—	—	—
Bigger Capital Fund LP(4)	8,800,000	—	—	1.1	*	8,800,000	—	—	—	—	—
Armistice Capital Master Fund Ltd.(5)	17,600,000	—	—	2.1	1.3	17,600,000	—	—	—	—	—
Anson Investments Master Fund LP (6)	13,200,000	—	—	1.6	*	13,200,000	—	—	—	—	—
Anson East Master Fund LP (7)	4,400,000	—	—	*	*	4,400,000	—	—	—	—	—
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (8)	17,600,000	—	—	2.1	1.3	4,400,000	—	—	—	—	—
Vine Grass Garden Limited (9)	36,000,000	—	—	4.3	2.7	36,000,000	—	—	—	—	—
Ancient Ark Century Limited(10)	36,000,000	—	—	4.3	2.7	36.000,000	—	—	—	—	—
Noam Rubinstein (11)	1,524,600	—	—	*	*	1,524,600	—	—	—	—	—
Craig Schwabe (12)	163,350	—	—	*	*	163,350	—	—	—	—	—
Michael Vasinkevich (13)	3,103,650	—	—	*	*	3,103,650	—	—	—	—	—
Charles Worthman (14)	48,400	—	—	*	*	48,400	—	—	—	—	—
Total	204,840,000	—	—	24.6	14.8	204,840,000	—	—	—	—	—

*Less than 1%.

**Calculation based on 831,007, 739 ordinary shares, consisting of (1) 726,167,739 ordinary shares issued and outstanding, and (2) the issuance of 104,840,000 Class A ordinary shares upon full exercise of the warrants.

(1) Represents (i) 20,000,000 Class A ordinary shares beneficially owned by Sabby Volatility Warrant Master Fund, Ltd., and (ii) 20,000,000 Class A ordinary shares issuable upon the exercise of a warrant. The address of Sabby Volatility Warrant Master Fund, Ltd. is 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(2) Represents (i) 8,800,000 Class A ordinary shares beneficially owned by Hudson Bay Master Fund Ltd., and (ii) 8,800,000 Class A ordinary shares issuable upon the exercise of a warrant. The address of Hudson Bay Master Fund, Ltd. is 777 Third Avenue, 30th Floor, New York, NY 10017.

(3) Represents (i) 4,400,000 Class A ordinary shares beneficially owned by District 2 Capital Fund LP, and (ii) 4,400,000 Class A ordinary shares issuable upon the exercise of a warrant. The address of District 2 Capital Fund LP is 175 W Carver Street, Huntington, NY 11743.

(4) Represents (i) 4,400,000 Class A ordinary shares beneficially owned by Bigger Capital Fund LP, and (ii) 4,400,000 Class A ordinary shares issuable upon the exercise of a warrant. The address of Bigger Capital Fund LP is 11434 Glowing Sunset LN, Las Vegas, NV, 89135.

(5) Represents (i) 8,800,000 Class A ordinary shares beneficially owned by Armistice Capital Master Fund Ltd., and (ii) 8,800,000 Class A ordinary shares issuable upon the exercise of a warrant. The address of Armistice Capital Master Fund Ltd. is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(6) Represents (i) 6,600,000 Class A ordinary shares beneficially owned by Anson Investments Master Fund LP, and (ii) 6,600,000 Class A ordinary shares issuable upon the exercise of a warrant. The address of Anson Investments Master Fund LP is 155 University Avenue, Suite 207, Toronto, Ontario, Canada, M5H 3B7.

(7) Represents (i) 2,200,000 Class A ordinary shares beneficially owned by Anson East Master Fund LP, and (ii) 2,200,000 Class A ordinary shares issuable upon the exercise of a warrant. The address of Anson East Master Fund LP is 155 University Avenue, Suite 207, Toronto, Ontario, Canada, M5H 3B7.

(8) Represents (i) 8,800,000 Class A ordinary shares beneficially owned by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, and (ii) 8,800,000 Class A ordinary shares issuable upon the exercise of a warrant. The address of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B is 222 Broadway, 19th Floor, New York, NY 10038.

(9) Represents (i) 18,000,000 Class A ordinary shares beneficially owned by Vine Grass Garden Limited, and (ii) 18,000,000 Class A ordinary shares issuable upon the exercise of a warrant. The address of Vine Grass Garden Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(10) Represents (i) 18,000,000 Class A ordinary shares beneficially owned by Ancient Ark Century Limited, and (ii) 18,000,000 Class A ordinary shares issuable upon the exercise of a warrant. The address of Ancient Ark Century Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(11) Represents 1,524,600 Class A ordinary shares issuable upon the exercise of a warrant. Mr. Rubinstein has a business address at c/o. H.C. Wainwright & Co. LLC, 430 Park Avenue, New York, NY 10022. Mr. Rubinstein is an associated person of H.C. Wainwright &Co. LLC, which served as our placement agent for the July 2021 private placement.

(12) Represents 163,350 Class A ordinary shares issuable upon the exercise of a warrant. Mr. Schwabe has a business address at c/o. H.C. Wainwright & Co. LLC, 430 Park Avenue, New York, NY 10022. Mr. Schwabe is an associated person of H.C. Wainwright &Co. LLC, which served as our placement agent for the July 2021 private placement.

(13) Represents 3,103,650 Class A ordinary shares issuable upon the exercise of a warrant. Mr. Vasinkevich has a business address at c/o. H.C. Wainwright & Co. LLC, 430 Park Avenue, New York, NY 10022. Mr. Vasinkevich is an associated person of H.C. Wainwright &Co. LLC, which served as our placement agent for the July 2021 private placement.

(14) Represents 48,400 Class A ordinary shares issuable upon the exercise of a warrant. Mr. Worthman has a business address at c/o. H.C. Wainwright & Co. LLC, 430 Park Avenue, New York, NY 10022. Mr. Worthman is an associated person of H.C. Wainwright &Co. LLC, which served as our placement agent for the July 2021 private placement.

The selling shareholders may sell our Class A ordinary shares, including those represented by ADSs, held by it to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” The selling shareholders may also sell, transfer or otherwise dispose of some or all our Class A ordinary shares held by it in transactions exempt from the registration requirements of the Securities Act.

We or the selling shareholders will provide you with a prospectus supplement, which will supplement disclosure on whether the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

DESCRIPTION OF THE SECURITIES

We may issue, offer and sell from time to time, in one or more offerings, the following securities:

•	Class A ordinary shares, including Class A ordinary shares represented by ADSs;

•	preferred shares;

•	debt securities;

•	warrants; and.

•	units.

The following is a description of the terms and provisions of our Class A ordinary shares, the ADSs, preferred shares, debt securities, warrants and units, which we may offer and sell using this prospectus. These summaries are not meant to be a complete description of each security. We will set forth in the applicable prospectus supplement a description of the preferred shares, debt securities, warrants, and units, in certain cases, the Class A ordinary shares (including Class A ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the offering price and the net proceeds to us, as applicable, will be contained in the prospectus supplement and other offering material relating to such offering. The supplement may also add, update or change information contained in this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$100,000 divided into (1) 1,599,935,000 Class A ordinary shares of par value US$0.00005 each, (2) 65,000 Class A preference shares of par value US$0.00005 each, and (3) 400,000,000 Class B ordinary shares of par value US$0.00005 each. As of the date of this prospectus, there are 726,102,640 Class A ordinary shares, 65,000 Class A preference shares, and 99 Class B ordinary shares issued and outstanding.

The following are summaries of material provisions of our current memorandum and articles of association in effect as of the date of this prospectus insofar and the Companies Act as they relate to the material terms of our ordinary shares. You should read our current memorandum and articles of association, which was filed as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on April 14, 2021. For information on how to obtain copies of our current memorandum and articles of association, see “Where You Can Find More Information About Us.”

Ordinary Shares

General

Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our current memorandum and articles of association provide that the company shall only issue non-negotiable and not bearer of negotiable shares.

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

•	the names and addresses of the members, together with a statement of the shares held by each member, and such statement shall confirm (1) the amount paid or agreed to be considered as paid, on the shares of each member, (2) the number and category of shares held by each member, and (3) whether each relevant category of shares held by a member carries voting rights under the articles of association of our company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors.

Voting Rights

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote on a show of hands, and on a poll (1) every shareholder holding Class A ordinary shares present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid Class A ordinary share of which such shareholder is the holder, (2) every shareholder holding Class A preference shares present in person or by proxy (or, in the case of a shareholder being a corporation, by its dully appointed representative) shall have 10,000 votes for each fully paid Class A preference share of which such shareholder is the holder, and (3) every shareholder holding Class B ordinary shares present in person or by proxy (or in the case of a shareholder being a corporation, by its duly appointed representative) shall have 10 votes for each fully paid Class B ordinary share of which such shareholder is the holder. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy holding at least one-tenth of the paid-up shares given a right to vote at the meeting or one-tenth of the total voting rights entitled to vote at the meeting, present in person or by proxy.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes cast in a general meeting, while a special resolution requires the affirmative vote of no less than three-fourths of votes cast in a general meeting. A special resolution is required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions contained in our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which our company has a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	the ordinary shares transferred are fully paid and free of any lien in favor of us;

•	any fee related to the transfer has been paid to us;

•	the transfer is not to more than four joint holders; and

•	a fee of such maximum sum as the New York Stock Exchange, or the NYSE, may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to our company in respect thereof.

If our directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

General Meetings and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. We, however, hold an annual shareholders’ meeting during each fiscal year, as required by the rules of the NYSE.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow our shareholders holding not less than one-third of our voting share capital to requisition an extraordinary general meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who collectively hold no less than one-third of our voting share capital. Advance notice of at least 14 days is required for the convening of our annual general meeting and other shareholders’ meetings.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors or by a special resolution of our shareholders.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the rights attached to any class of shares may, be materially adversely varied or abrogated with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class or with the consent in writing of the holders of not less than three-fourths of the issued shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of three-fourths of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied or abrogated by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by a majority of our board of directors or our chairman. Additionally, on the requisition of shareholders holding not less than one-third of our voting share capital, the board shall convene an extraordinary general meeting. Advance notice of at least 14 days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

Election and Removal of Directors

Unless otherwise determined by our company in the general meeting, our memorandum and articles of association provide that our board consists of not less than two directors. There are no provisions relating to retirement of directors upon reaching any age limit.

The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or as an addition to the existing board, subject to our company’s compliance with director nomination procedures required under the NYSE Rules, as long as our shares or the ADSs, are listed on the NYSE, and provided that any candidate for the appointment must be nominated by the nominating and corporate governance committee of our board of directors.

Our memorandum and articles of association provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum are appointed by shareholders by a simple majority of the votes cast on the resolution.

A director may be removed with or without cause by a shareholder resolution which has been passed by at least a simple majority of the votes cast by the shareholders having a right to attend and vote at such meeting.

Proceedings of Board of Directors

Our memorandum and articles of association provide that our business is to be managed and conducted by our board of directors. The quorum necessary for the board meeting may be fixed by the board and, unless so fixed at another number, will be a majority of the directors.

Our memorandum and articles of association provide that the board may from time to time at its discretion exercise all powers of our company to raise or borrow money, to mortgage or charge all or any part of the undertaking, property and uncalled capital of our company and, subject to the Companies Act, issue debentures, debenture stock and other securities of our company whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than the memorandum and articles of association, the register of mortgages and charges, and copies of any special resolutions passed by our shareholders). However, we in our memorandum and articles of association provide our directors the power to allow our shareholders to inspect our list of shareholders and to receive annual audited financial statements.

Changes in Capital

We may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our Memorandum of Association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Companies Act, we may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

Issuance of Additional Ordinary Shares and Preferred Shares

Our memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Conversion Rights Attaching to the Shares

Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible under any circumstances. Class A preference shares are not convertible into Class A ordinary shares or Class B ordinary shares.

Difference Between Class A, Class B Ordinary Shares, and Class A Preference Shares

The difference among the Class A ordinary shares, Class B ordinary shares, and Class A preference shares are the special voting and conversion rights attached to the Class B ordinary shares and Class A preference shares as disclosed above.

Exempted Company

We are an exempted company with limited liability under the Companies Act of the Cayman Islands. The Companies Act in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount, if any, unpaid by the shareholder on the shares of our company, provided that the memorandum and articles of association contains a declaration that the liability of the member is so limited. We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to continue to comply with the NYSE rules in lieu of following home country practice. The NYSE rules require that every company listed on NYSE hold an annual general meeting of shareholders. In addition, our articles of association allow directors to call an extraordinary general meeting of shareholders pursuant to the procedures set forth in our articles.

Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States.

	Cayman Islands	Delaware

Title of Organizational Documents	Memorandum and Articles of Association	Certificate of Incorporation and Bylaws

	Cayman Islands	Delaware

Duties of Directors

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of the company and its stockholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

Limitations on Personal Liability of Directors	The Companies Act has no equivalent provision to Delaware law regarding the limitation of director’s liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or willful default.	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director for money damages to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, unlawful payment of dividends or unlawful stock repurchase or redemption. In addition, an exculpatory provision with terms described in the previous sentence cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

	Cayman Islands	Delaware

Indemnification of Directors, Officers, Agents and Others

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud which may attach to such directors or officers. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is or is threatened to be made a party to an action, suit or proceeding who acted in good faith and in a manner they believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct would be unlawful, against amounts actually and reasonably incurred. Additionally, under the Delaware General Corporation Law, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.
Interested Directors	Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his or her interest, provided that in exercising any such vote, such director’s duties remain as described above.	Under Delaware law, a transaction in which a director has an interest is not void or voidable solely because such interested director is present at or participates in the meeting that authorizes the transaction if: (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders; or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee of the board, or the stockholders. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

	Cayman Islands	Delaware

Voting Requirements

As a matter of Cayman Islands law, certain matters must be approved by special resolution of the shareholders, including amending or adopting memorandum or articles of association of a Cayman Islands company, reduction of share capital, change of name, authorization of a plan of merger, voluntary winding up of the company or the recalling of the voluntary liquidation of the company.

The Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting. Our memorandum and articles of association require that a special resolution be passed by a majority of not less than three-fourths of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

The Companies Act defines “special resolutions” only. A company’s articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. Our memorandum and articles of association provide that an ordinary resolution is a resolution (1) passed by a simple majority of such shareholders as, being entitled to do so, vote in person (or, where proxies are allowed, by proxy) at a general meeting and regard shall be had in computing a majority to the number of votes to which each shareholder is entitled or (2) approved in writing by all of the shareholders entitled to vote at a general meeting in one or more instruments each signed by one or more of the shareholders and the effective date of the resolution so adopted shall be the date on which the instrument (or the last of such instruments, if more than one) is executed.

Under Delaware law, each stockholder is entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date, unless otherwise provided in a corporation’s certificate of incorporation. Except as otherwise provided under the Delaware General Corporation Law or by the corporation’s certificate of incorporation or bylaws, under Delaware law, all matters brought before a meeting of stockholders at which a quorum is present (other than the election of directors) require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at that meeting. Certain matters for stockholder approval, including the approval of certain merger agreements, certain amendments to the certificate of incorporation, and the sale, lease, or exchange of all or substantially all of the corporation’s assets will require approval of the holders of a majority of the outstanding capital stock. The certificate of incorporation may also include a provision requiring supermajority approval by the directors or stockholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested stockholders of publicly traded corporations may require approval by a supermajority of the non-interested stockholders.

Voting for Directors	Our memorandum and articles of association provide that our directors may be appointed by a resolution of our board of directors to fill a casual vacancy on the board of directors or as an addition to the board of directors or by an ordinary resolution of our shareholders.	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

	Cayman Islands	Delaware

Cumulative Voting

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands.

Our memorandum and articles of association do not provide for cumulative voting on the election of the directors as described above.

Under the Delaware law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.

Directors’ Powers Regarding Bylaws	Our memorandum and articles of association may only be amended by a special resolution of the shareholders of the company.	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.

Nomination and Removal of Directors and Filling Vacancies on Board

Nomination and removal of directors and filling of board vacancies are governed by the terms of the articles of association. Our memorandum and articles of association provide that directors may be removed with or without cause, by an ordinary resolution of our shareholders.

In addition, a director’s office shall be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) is found to be or becomes of unsound mind or dies; (3) resigns his office by notice in writing to the company; (4) without special leave of absence from the board of directors, is absent from meetings of the board of directors for three consecutive meetings and the board of directors resolves that his office be vacated; or (5) is removed from office pursuant to any other provisions of our memorandum and articles of association.

Stockholders may generally nominate directors if they comply with any applicable advance notice provisions and other procedural requirements in company bylaws.

Holders of a majority of the shares then entitled to vote at an election of directors may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation or bylaws, directorship vacancies may be filled by a majority of the directors elected or then in office, or by the stockholders.

	Cayman Islands	Delaware

Mergers and Similar Arrangements	The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Under Delaware law, with certain exceptions, a merger, a consolidation, or a sale, lease or exchange of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding stock of a constituent corporation surviving a merger if:

		●	the merger agreement does not amend in any respect its certificate of incorporation;
		●	each share of its stock outstanding prior to the merger will be an identical share of stock following the merger; and

		●	either no shares of the surviving corporation’s common stock and no shares, securities or obligations convertible into such stock will be issued or delivered pursuant to the merger, or the authorized unissued shares or treasury shares of the surviving corporation’s common stock to be issued or delivered pursuant to the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered pursuant to the merger do not exceed 20% of the shares of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger.

Cayman Islands		Delaware

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors (representing 75% by value) with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

	Cayman Islands		Delaware
Shareholder Suits

Generally legal proceedings can be originated in the Grand Court of the Cayman Islands. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge:

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit a winning plaintiff to recover attorneys’ fees incurred in connection with such action.

	●	an act which is illegal or ultra vires;

	●	an action which requires a resolution with a qualified or special majority which has not been obtained; and

	●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Inspection of Corporate Records

Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of the register of members or other corporate records (other than the memorandum and articles of association, the register of mortgages and charges, and copies of any special resolutions passed by our shareholders) of the company. However, these rights may be provided in the company’s articles of association.

Holders of our ordinary shares do not have general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our directors are empowered to allow our shareholders to inspect our list of shareholders and to receive annual audited financial statements.

Under Delaware law, stockholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of lists of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation. A complete list of the stockholders entitled to vote at a stockholders’ meeting generally must be available for stockholder inspection at least ten days before the meeting.

	Cayman Islands	Delaware

Shareholder Proposals and Calling of Special Shareholder Meetings

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow our shareholders holding not less than one-third of our voting share capital to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. We, however, hold an annual shareholders’ meeting during each fiscal year, as required by NYSE rules.

Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which stockholders may bring business before a meeting.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of stockholders.

Approval of Corporate Matters by Written Consent	Cayman Islands law and our memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, stockholders may take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders.

Cayman Islands	Delaware
Dissolution; Winding Up

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act of the Cayman Islands and our memorandum and articles of association, our company may be dissolved, liquidated or wound up by special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debt as they become due.

Under Delaware law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. A Delaware corporation may also be dissolved by decree or judgment of a Delaware court in certain circumstances.
Variation of Rights of Shares	Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may materially adversely vary the rights attached to any class only with the consent in writing of the holders of a majority of not less than three-fourths of the issued shares of that class or the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.	Under Delaware law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.
Dividends and Stock Repurchases	The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our memorandum and articles of association provide that the directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.	The Delaware General Corporation Law provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year, and Delaware common law also imposes a solvency requirement with respect to the payment of dividends. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, applicable Delaware statutory and common law generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation and only if the corporation is solvent at the time of the redemption or repurchase, and the redemption or repurchase would not render the corporation insolvent.

Cayman Islands	Delaware
Transactions with Interested Shareholders

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of 10 Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “—Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

●	Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

●	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

●	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

●	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

●	Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sales—Lock-up Agreements.”

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder's ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 21 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees
• To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)	Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 60 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

●	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

●	are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

●	are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

●	are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

●	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

●	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

●	disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

●	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have non-exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

●	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

●	compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges;

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

●	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

DESCRIPTION OF PREFERRED SHARES

Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

As of the date of this prospectus, we have issued 65,000 Class A preference shares to Good Luck Information, an entity controlled by Mr. Man San Vincent Law, our founder and executive director. Each Class A preference share is entitled to 10,000 votes. The Class A preference shares are not entitled to receive dividends and cannot be converted into Class A ordinary shares, Class B ordinary shares, or ADSs. Upon any transfer of Class A preference shares by Good Luck Information to any person or entity which is not its affiliate, or when Good Luck ceases to be controlled by any person holding executive office in or being a member of our board of director, the Class A preference shares shall cease to have any voting right. If Mr. Man San Vincent Law ceases to serve as our director, we shall be entitled to redeem all of the Class A preference shares at US$1.0 per share.

The material terms of any series of preferred shares that we offer, together with any material U.S. federal income tax considerations relating to such preferred shares, will be described in the applicable prospectus supplement.

Holders of our preferred shares are entitled to certain rights and subject to certain conditions as set forth in our currently effective memorandum and articles of association and the Companies Act. See “Description of Share Capital.”

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into ordinary shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors' resolution, an officers' certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

•	the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

•	any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

•	any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the indenture with respect to the debt securities;

•	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

•	a discussion of material income tax considerations applicable to the debt securities;

•	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for and/or convertible into ordinary shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of ordinary shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase our ordinary shares, preferred shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the offering price;

•	the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants; and

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	anti-dilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

DESCRIPTION OF UNITS

We may issue units composed of any combination of our Class A ordinary shares, ADSs, preferred shares, debt securities or warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements and depositary arrangements, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before we issue a series of units. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” above for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference or free writing prospectus may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Shares Capital,” “Description of American Depositary Shares,” “Description of Preferred Shares,” “Description of Debt Securities” and “Description of Warrants” above, will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We or each of the selling shareholders may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The prospectus supplement relating to any offering will identify or describe:

•	any terms of the offering;

•	any underwriter, dealers or agents;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any exchange on which the securities will be listed.

If we or the selling shareholders use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We or the selling shareholders may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We or the selling shareholders may use underwriters with whom we have a material relationship. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us or the selling shareholders.

If dealers are used in the sale of securities offered through this prospectus, we or the selling shareholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We or the selling shareholders may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

We or the selling shareholders may also sell securities directly to one or more purchasers without using underwriters or agents. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling shareholder. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. We or the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us or the selling shareholders and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We or the selling shareholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or the selling shareholders in the ordinary course of their businesses.

If the prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Unless otherwise specified in the applicable prospectus supplement or any free writing prospectus, each class or series of securities offered will be a new issue with no established trading market, other than our Class A ordinary shares represented by ADSs, which are listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us or the selling shareholders in the offering. If the underwriters have an over-allotment option to purchase additional securities from us or the selling shareholders, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

We or the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment.

We or the selling shareholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus or otherwise.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We were incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and JunzeJun Law Offices, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States and (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Cayman Islands

Maples and Calder (Hong Kong) LLP has informed us that it is uncertain whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States. In addition, Maples and Calder (Hong Kong) LLPhas informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or penalty, (5) was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

China

JunzeJun Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. JunzeJun Law Offices has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

LEGAL MATTERS

We are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain legal matters of United States federal securities and New York state law. The validity of the Class A ordinary shares represented by the ADSs, preferred shares, and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by JunzeJun Law Offices. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering. Wilson Sonsini Goodrich & Rosati, Professional Corporation may reply upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law. Wilson Sonsini Goodrich & Rosati, Professional Corporation and Maples and Calder (Hong Kong) LLP may reply upon JunzeJun Law Offices with respect to matters governed by PRC law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Blockchain Alliance Technologies Limited and its subsidiaries as of and for the years ended December 31, 2019 and 2020 incorporated in this prospectus by reference to our Current Report on Form 6-K furnished with the SEC on July 30, 2021 have been so incorporated in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered business address of MaloneBailey, LLP is 10375 Richmond Avenue, Suite 710, Houston Texas 77042.

The financial statements of Loto Interactive Limited and its subsidiaries as of and for the years ended December 31, 2019 and 2020 incorporated in this prospectus by reference to our Current Report on Form 6-K furnished with the SEC on July 30, 2021 have been so incorporated in reliance on the report of Zhonghui Anda CPA Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered business address of Zhonghui Anda CPA Limited is Unit 701, 7/F., Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our Class A ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms. We also maintain a website at ir.btc.com, but information on our website, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles of association, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified out of the assets of the registrant against actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such director’s or such officer’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him or her in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere.

Furthermore, we have entered into indemnification agreements with our directors and officers, a form of which has been filed as Exhibit 10.2 to our registration statement on Form F-1 initially filed with the SEC on October 22, 2013, as amended (File No. 333-191844), pursuant to which we have agreed to indemnify our directors and officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Any underwriting agreement entered into in connection with an offering of securities will also provide for indemnification of us and our officers and directors in certain cases.

Item 9.	Exhibits.

See Exhibit Index beginning on page II-4 of this registration statement.

Item 10.	Undertakings.

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Exchange Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Exchange Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended, or the Act, in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1 *	Form of Underwriting Agreement

4.1	Specimen Certificate for Ordinary Shares of the registrant (incorporated by reference to Exhibit 4.2 to the registrant’s registration statement on Form F-1 (File No. 333-191844), as amended, initially filed with the SEC on October 22, 2013)

4.2	Form of Deposit Agreement among the registrant, the depositary and holder of the American Depositary Receipts registrant (incorporated by reference to Exhibit 4.3 to the registrant’s registration statement on Form F-1 (File No. 333-191844), as amended, initially filed with the SEC on October 22, 2013)

4.3	Specimen American Depositary Receipt of the registrant (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form F-1 (File No. 333-191844), as amended, initially filed with the SEC on October 22, 2013)

4.4 *	Specimen Preferred Share Certificate and Form of Certificate of Designations of Preferred Shares

4.5	Form of Warrants dated July 16, 2021 (incorporated by reference to Exhibit 99.4 to the registrant’s current report on Form 6-K furnished with the SEC on July 16, 2021)

4.5.1	Schedule to Form of Warrants dated July 16, 2021

4.6	Form of Indenture

4.7 *	Form of Debt Security

4.8 *	Form of Warrant

4.9 *	Form of Warrant Agreement

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the securities

5.2 *	Opinion of Opinion of Wilson Sonsini Goodrich & Rosati regarding the validity of the securities

8.1 *	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters

8.2 *	Opinion of JunzeJun Law Offices regarding certain PRC tax matters

10.1	Securities Purchase Agreement dated July 12, 2021

10.2	Share Subscription Agreement between the registrant and Loto Interactive Limited dated January 28, 2021

10.3	Share Exchange Agreement between the registrant and Blockchain Alliance Technologies Holding Company dated February 16, 2021

10.4	Amendment to the Share Exchange Agreement between the registrant and Blockchain Alliance Technologies Holding Company dated April 15, 2021

10.5	Registration Rights Agreement dated July 12, 2021

23.1	Consent of MaloneBailey, LLP

23.2	Consent of Zhonghui Anda CPA Limited

23.3	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.4	Consent of Grandall Law Firm

23.5	Consent of JunzeJun Law Offices

24.1	Powers of Attorney (included as part of signature page of Part II of this registration statement)

25.1 **	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on July 30, 2021.

BIT Mining Limited

By:	/s/ Xianfeng Yang
Name:	Xianfeng Yang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Xianfeng Yang, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offerings covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Shengwu Wu Shengwu Wu	Chairman of the Board	July 30, 2021

/s/ Man San Vincent Law Man San Vincent Law	Executive Director	July 30, 2021

/s/ Bo Yu Bo Yu	Director	July 30, 2021

/s/ Qian Sun Qian Sun	Independent Director	July 30, 2021

/s/ Honghui Deng Honghui Deng	Independent Director	July 30, 2021

/s/ Yu Wei Yu Wei	Independent Director	July 30, 2021

Signature	Title	Date

/s/ Yan Ki Angel Wong	Independent Director	July 30, 2021
Yan Ki Angel Wong

/s/ Xianfeng Yang Xianfeng Yang	Chief Executive Officer (principal executive officer)	July 30, 2021

/s/ Qiang Yuan Qiang Yuan	Chief Financial Officer (principal financial and accounting officer)	July 30, 2021

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of BIT Mining Limited, has signed this registration statement in New York, United States of America on July 30, 2021.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.